Exhibit 99.3

CYRUSONE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2016 and the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2016 (the “Unaudited Pro Forma Condensed Combined Financial Information”) have been derived from the historical consolidated financial statements of CyrusOne Inc. (together with its subsidiaries, the “Company”) and 800 Cottontail, LLC, a Delaware limited liability company (“800 Cottontail”) and Sentinel NC-1, LLC, a Delaware limited liability company (“SNC” and, together with 800 Cottontail, “Sentinel Properties”), as adjusted to give effect of the acquisition of Sentinel Properties by a wholly owned subsidiary of CyrusOne, Inc., the incurrence of additional debt under CyrusOne LP’s recently expanded credit facility, and settlement of forward equity sale agreements (collectively, the “Transactions”) and are intended to reflect the impact of the Transactions on the Company on a pro forma basis as of and for the year ended December 31, 2016.
The Unaudited Pro Forma Condensed Combined Financial Information has been prepared by the Company as an acquisition of assets rather than a business in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Subtopic 805-50. As an asset acquisition, the cost to acquire the group of assets is allocated to the individual assets acquired or liabilities assumed based on their relative fair values. The relative fair values of identifiable tangible and intangible assets acquired and liabilities assumed from the acquisition of Sentinel Properties are based on a preliminary estimate of fair value using assumptions described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information that the Company believes are reasonable.
The Company has not finalized the final purchase price allocation for the acquisition of Sentinel Properties, which will depend on final asset and liability valuations that may depend in part on prevailing market rates and conditions. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing of the Transaction. Any final adjustments may change the allocations of the purchase price, which could affect the allocation of cost assigned to the assets acquired and liabilities assumed and could result in a change to the Unaudited Pro Forma Condensed Combined Financial Information. Therefore, the result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.
The following Unaudited Pro Forma Condensed Combined Financial Information is based on, and should be read in conjunction with:

•	The accompanying notes to unaudited pro forma condensed combined financial information;

•
The historical audited consolidated and financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2017;

•
The historical audited balance sheet of 800 Cottontail as of December 31, 2016 and the statements of income, members’ equity and cash flows for the year ended December 31, 2016 (included as Exhibit 99.1 to the Current Report on Form 8-K/A of which this financial information forms an exhibit);

•
The historical audited balance sheet of SNC as of December 31, 2016 and the statements of operations, members’ equity and cash flows for the year ended December 31, 2016 (included as Exhibit 99.2 to the Current Report on Form 8-K/A of which this financial information forms an exhibit);

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the Transactions as if they had been consummated on December 31, 2016 and includes pro forma adjustments for the preliminary allocation of the purchase price.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2016 combines the Company’s historical results for the year ended December 31, 2016 with Sentinel Properties’ historical results for the year ended December 31, 2016. The Unaudited Pro Forma Condensed Combined Statement of Operations gives effect to the Transactions as if they had been consummated on January 1, 2016.
The Unaudited Pro Forma Condensed Combined Financial Information has been prepared to reflect adjustments to the Company’s historical consolidated financial information that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Condensed Combined Statement of Operations, expected to have a continuing impact on the combined results. The differences between the actual valuations reflected in the Company’s future balance sheets and the current estimated valuations used in preparing the Unaudited Pro Forma Condensed Combined Financial Information may be material and may affect amounts, including depreciation and amortization expense, which the Company will recognize in future statements of operations for periods following the Transactions.
The Unaudited Pro Forma Condensed Combined Financial Information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that actually would have been achieved if the Transactions had occurred on the dates indicated or that may be achieved in future periods. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the financial statements of the Company and Sentinel Properties. It also does not reflect any cost savings, operating synergies or revenue enhancements that the Company may achieve with respect to combining the companies or costs to integrate the assets or the impact of any non- recurring activity and any one-time transaction related costs. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2016

Historical

(in millions)	CyrusOne Inc.	Sentinel Properties Combined (See Note 3)	Pro Forma Adjustments	Note Reference	Pro Forma Combined Company
Assets
Investment in real estate:
Land	$142.7	$6.5	$7.7	4(b)	$156.9
Buildings and improvements	1,008.9	139.0	57.6	4(b)	1,205.5
Equipment	1,042.9	141.0	10.3	4(b)	1,194.2
Construction in progress	407.1	1.8	45.8	4(b)	454.7
Subtotal	2,601.6	288.3	121.4		3,011.3
Accumulated depreciation	(578.5)	(34.9)	34.9	4(b)	(578.5)
Net investment in real estate	2,023.1	253.4	156.3		2,432.8
Cash and cash equivalents	14.6	11.1	(3.1)	4(a), 4(c)	22.6
Restricted cash	—	—	—		—
Rent and other receivables, net	83.3	3.5	—		86.8
Goodwill	455.1	—	—		455.1
Intangible assets, net	150.2	—	78.1	4(b)	228.3
Other assets	126.1	31.3	(28.5)	4(b)	128.9
Total assets	$2,852.4	$299.3	$202.8		$3,354.5
Liabilities and Equity
Accounts payable and accrued expenses	$227.1	$8.5	$(0.3)	4(b)	$235.3
Deferred revenue	76.7	1.6	—		78.3
Capital lease obligations	10.8	—			10.8
Long-term debt, net	1,240.1	212.9	68.6	4(c)	1,521.6
Lease financing arrangements	135.7	—	—		135.7
Total liabilities	1,690.4	223.0	68.3		1,981.7
Equity
Common stock	0.8	—	—	0.8
Additional paid in capital	1,412.3	—	210.8	4(d)	1,623.1
Accumulated deficit	(249.8)	76.3	(76.3)	4(b), 4(e)	(249.8)
Accumulated other comprehensive loss	(1.3)	—	—	(1.3)
Total shareholders’ equity	1,162.0	76.3	134.5	1,372.8
Noncontrolling Interest	—	—	—	—
Total equity	1,162.0	76.3	134.5	1,372.8
Total liabilities and equity	$2,852.4	$299.3	$202.8		$3,354.5

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2016

Historical

(in millions, except per share amounts)	CyrusOne Inc.	Sentinel Properties Combined (See Note 3)	Pro Forma Adjustments	Note Reference	Pro Forma Combined Company
Revenue	$529.1	$41.8	$1.9	5(a), 5(b)	$572.8
Costs and expenses:
Property operating expenses	187.5	9.3	—		196.8
Sales and marketing	16.9	0.7	—		17.6
General and administrative	60.7	3.6	—		64.3
Depreciation and amortization	183.9	11.2	22.9	5(c)	218.0
Transaction and acquisition integration costs	4.3	0.2	(0.2)	5(d)	4.3
Asset impairments and loss on disposal	5.3	—	—		5.3
Total costs and expenses	458.6	25.0	22.7		506.3
Operating income	70.5	16.8	(20.8)		66.5
Interest expense	48.8	6.4	(1.5)	5(e), 5(f)	53.7
Net income (loss) before taxes	21.7	10.4	(19.3)		12.8
Income tax expense	(1.8)	—	—		(1.8)
Net income (loss)	19.9	10.4	(19.3)		11.0
Noncontrolling interest in net income (loss)	—	—	—		—
Net income (loss) attributed to common shareholders	$19.9	$10.4	$(19.3)		$11.0
Basic weighted average common shares outstanding	78.3				78.3
Diluted weighted average common shares outstanding	79.0				79.0
Income per share - basic and diluted	0.24				0.14
Dividend declared per share	1.52				1.52

CYRUSONE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction

On February 4, 2017, CyrusOne LP entered into a transaction agreement (the “Transaction Agreement”) to acquire all of the membership interests of 800 Cottontail, LLC and Sentinel NC-1, LLC. As a result of the Transaction Agreement, 800 Cottontail, LLC and Sentinel NC-1, LLC are wholly owned subsidiaries of CyrusOne LP. In consideration for the acquisition of Sentinel Properties, CyrusOne LP paid aggregate cash consideration of approximately $492.3 million in connection therewith, including transaction related costs of $1.5 million. The transaction was financed by the Company with proceeds from settlement of its forward equity sale and borrowings under its Revolving Credit Facility.

2.	Basis of Presentation
The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the condensed consolidated financial statements of Sentinel Properties included as an exhibit to the Current Report on Form 8-K/A, to which this financial information is an exhibit as well as the Company’s audited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016.
The Unaudited Pro Forma Condensed Combined Financial Information has been prepared by the Company as an acquisition of assets rather than a business in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Subtopic 805-50. As an asset acquisition, the cost to acquire the group of assets is allocated to the individual assets acquired or liabilities assumed based on their relative fair values. The relative fair values of identifiable tangible and intangible assets acquired and liabilities assumed from the Transaction are based on a preliminary estimate of fair value using assumptions described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information that the Company believes are reasonable.
The Company has not finalized the final purchase price allocation for the Transactions, which will depend on final asset and liability valuations that may depend in part on prevailing market rates and conditions. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing of the Transactions. Any final adjustments may change the allocations of the purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the Unaudited Pro Forma Condensed Combined Financial Information, including the amount of intangibles. Therefore, the result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.
The Unaudited Pro Forma Condensed Combined Financial Information included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading. The Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations as of and for the year ended December 31, 2016 were derived from CyrusOne Inc.’s audited consolidated financial statements as of and for the year ended December 31, 2016 and from Sentinel Properties’ unaudited condensed consolidated financial statements as of and for the year ended December 31, 2016, respectively.

3.	Reclassifications of Historical Sentinel Properties
Financial information presented in the “Sentinel Properties Combined” columns in the Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations represents the sum of the historical balance sheets of 800 Cottontail and SNC as of December 31, 2016 and the historical income statement of Sentinel Properties for the year ended December 31, 2016, respectively, after elimination of intercompany transactions between 800 Cottontail, LLC and Sentinel NC-1, LLC. 800 Cottontail, LLC and Sentinel NC-1, LLC were operated under common management and, therefore, are eligible to have their historical financial statements presented on a combined basis, with transactions between the entities eliminated. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Sentinel Properties.

(in millions)	800 Cottontail, LLC	SENTINEL NC-1, LLC	Eliminations		Sentinel Properties Combined After Eliminations	Reclassifications	#	Sentinel Properties Combined (as reclassified)
Balance Sheet
Assets
Real estate, at Cost:
Land and Land improvements	3.4	6.0	—		9.4	(9.4)	(1),(2)	—
Land	—	—	—		—	6.5	(1)	6.5
Building and Improvements and Tenant Improvements, including Construction in Progress	156.8	120.2	—		277.0	(277.0)	(3),(4),(5)	—
Buildings and improvements	—	—	—		—	139.0	(2),(3)	139.0
Furniture, Fixtures and Equipment	1.4	0.5	—		1.9	(1.9)	(6)	—
Equipment	—	—	—		—	141.0	(5),(6)	141.0
Construction in progress	—	—	—		—	1.8	(4)	1.8
Subtotal	161.6	126.7	—		288.3	—		288.3
Accumulated depreciation	(24.4)	(10.5)	—		(34.9)	—		(34.9)
Net investment in real estate	137.2	116.2	—		253.4	—		253.4
Cash and Cash Equivalents	7.7	3.4	—		11.1	—		11.1
Rent and other receivables (net of allowance for doubtful accounts)	—	—	—		—	3.5	(7)	3.5
Tenant Receivable	2.8	0.7	—		3.5	(3.5)	(7)	—
Deferred Rent Receivable	10.6	10.8	—		21.4	(21.4)	(10)	—
Deferred Leasing Costs, net of Accumulated Amortization	3.8	26.6	(25.8)	(8)	4.6	(4.6)	(10)	—
Due from Affiliates	6.7	—	(3.3)	(9)	3.4	(3.4)	(10)	—
Prepaid Expenses and Other Assets	0.9	1.0	—		1.9	(1.9)	(10)	—
Other assets	—	—	—		—	31.3	(10)	31.3
Total assets	169.7	158.7	(29.1)		299.3	—		299.3

Liabilities and Members’ (Deficiency) Equity
Mortgage Loan Payable net of Unamortized Debt Issuance Costs	129.5	83.4	—		212.9	(212.9)	(11)	—
Long-term debt, net	—	—	—		—	212.9	(11)	212.9
Lease Obligation Payable - Related Party	—	26.9	(26.9)	(8)	—	—		—
Accounts Payable and Accrued Expenses	4.0	4.2	—		8.2	0.3	(13)	8.5
Unearned Revenue	1.1	0.5	—		1.6	(1.6)	(12)	—
Deferred revenue	—	—	—		—	1.6	(12)	1.6
Due to Affiliates	—	3.6	(3.3)	(9)	0.3	(0.3)	(13)	—
Total Liabilities	134.6	118.6	(30.2)		223.0	—		223.0
Commitments and Contingencies
Equity
Members’ Equity	35.1	40.1	1.1	(8)	76.3	(76.3)	(14)	—
Accumulated deficit	—	—	—		—	76.3	(14)	76.3
Total shareholders' equity	35.1	40.1	1.1		76.3	—		76.3
Total liabilities and members’ (deficiency) equity	169.7	158.7	(29.1)		299.3	—		299.3

(in millions)	800 Cottontail, LLC	SENTINEL NC-1, LLC	Eliminations	Sentinel Properties Combined After Eliminations	Reclassifications	#	Sentinel Properties Combined (as reclassified)
Income Statement
Rental Income	26.2	10.7	(0.4)	36.5	(36.5)	(1)	—
Reimbursements and Other Income	—	1.4	—	1.4	(1.4)	(1)	—
Utility and other reimbursements	3.9	—	—	3.9	(3.9)	(1)	—
Revenue	—	—	—	—	41.8	(1)	41.8
Operating Expenses	7.5	4.1	—	11.6	(11.6)	(3),(4),(5),(6)	—
Property operating expenses	—	—	—	—	9.3	(3)	9.3
Sales and marketing	—	—	—	—	0.7	(4)	0.7
Real Estate and Property Taxes	1.5	0.7	—	2.2	(2.2)	(7)	—
General and Administrative	—	—	—	—	3.6	(5),(7)	3.6
Depreciation	6.4	4.3	—	10.7	(10.7)	(8)	—
Amortization	0.4	0.1	—	0.5	(0.5)	(8)	—
Depreciation and amortization	—	—	—	—	11.2	(8)	11.2
Transaction costs	—	—	—	—	0.2	(6)	0.2
Total costs and expenses	15.8	9.2	—	25.0	—		25.0
Operating Income	14.3	2.9	(0.4)	16.8			16.8
Interest Expense	(3.9)	(3.9)	1.4	(6.4)	—		(6.4)
Net income (loss)	10.4	(1.0)	1.0	10.4	—		10.4

Reclassification and elimination of the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2016:

(1)	Represents reclassification of $6.5 million from “Land and land improvements” to “Land”

(2)	Represents reclassification of $2.9 million from “Land and land improvements” to “Buildings and Improvements”

(3)	Represents reclassification of $136.1 million from “Building and Improvements and Tenant Improvements, including Construction in Progress” to “Buildings and Improvements”

(4)	Represents reclassification of $1.8 million from “Building and Improvements and Tenant Improvements, including Construction in Progress” to “Construction in progress”

(5)	Represents reclassification of $139.1 million from “Building and Improvements and Tenant Improvements, including Construction in Progress” to “Equipment”

(6)	Represents reclassification of $2.0 million from “Furniture, Fixtures and Equipment” to “Equipment”

(7)	Represents reclassification of $3.5 million from “Tenant Receivable” to “Rent and Other Receivables (net of allowance for doubtful accounts)”

(8)
Represents elimination of “Deferred Leasing Costs” of $25.8 million, elimination of $26.9 million of “Lease Obligation Payable – Related Party”, and offsetting adjustment to Members’ Equity of $1.1 million; such balances relate to a lease between 800 Cottontail, LLC and Sentinel NC-1, LLC that is eliminated in the combined presentation.

(9)
Represents elimination of intercompany “Due from Affiliates” of $3.3 million and “Due to Affiliates” of $3.3 million; such amounts relate to a lease between 800 Cottontail, LLC and Sentinel NC-1, LLC that is eliminated in the combined presentation.

(10)
Represents reclassification of “Deferred Rent Receivable” of $21.4 million, “Deferred Leasing Costs, net of Accumulated Amortization” of $4.6 million, “Due to Affiliates” of $3.4 million, and “Prepaid expenses and other assets” of $1.8 million to “Other assets”

(11)	Represents reclassification of “Mortgage Loan Payable net of Unamortized Debt Issuance Costs” of $212.9 million to “Long Term Debt, net”

(12)	Represents reclassification from “Unearned Revenue” of $1.6 million to “Deferred Revenue”

(13)	Represents reclassification from “Due to Affiliates” of $0.3 million to “Accounts payable and accrued expenses.”

(14)	Represents reclassification from “Members’ Equity” of $76.3 million to “Accumulated Deficit”

Reclassification and elimination of the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2016:

(1)	Represents reclassification from “Rental income” of $36.5 million, from “Reimbursements and other income” of $1.4 million and from “Utility and Other reimbursements” of $3.8 million to “Revenue”

(2)
Represents elimination from 800 Cottontail, LLC of “Rental Income” of $2.7 million and elimination from Sentinel NC-1, LLC of lease inducement contra-revenue in “Rental Income” of $2.3 million, and interest expense of $1.4 million; such amounts relate to a lease between 800 Cottontail, LLC and Sentinel NC-1, LLC that is eliminated in the combined presentation.

(3)	Represents reclassification of “Operating expenses” of $9.3 million to “Property operating expenses”

(4)	Represents reclassification of “Operating expenses” of $0.7 million to “Sales and marketing”

(5)	Represents reclassification of “Operating expenses” of $1.4 million to “General and administrative”

(6)	Represents reclassification of “Operating expenses” of $0.2 million to “Transaction costs”

(7)	Represents reclassification of “Real estate and property taxes” of $2.2 million to “General and administrative”

(8)	Represents reclassification of “Depreciation” of $10.7 million and “Amortization” of $0.5 million to “Depreciation and amortization”

4.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the effect of the following pro forma adjustments:

(a)	Adjustment reflects a decrease in cash and cash equivalents of $1.5 million according to the following sources and uses:

Sources of Funds:
Forward Equity Sales (1)	$210.8
Credit Facility (1)	281.5
Cash on hand	3.1
Total sources of funds	$495.4
Uses of Funds:
Cash paid to sellers at closing	$493.4
Transaction costs (2)	2.0
Total uses of funds	$495.4

(1)
This adjustment reflects that, to consummate the Transaction, CyrusOne LP borrowed $281.5 million under its recently expanded credit facility, which bears interest at LIBOR plus 1.55% (estimated to be 2.31%) and used proceeds of $210.8 million from settlement of its forward equity sale.

(2)
This adjustment includes $0.5 million of transaction costs already incurred by Sentinel Properties and CyrusOne and $1.5 million of transaction costs expected to be incurred but not yet reflected in the historical financial statements.

(b)
Adjustment reflects that the excess of purchase price over the historical carrying value of the net assets acquired. As an asset acquisition, the total estimated purchase price is allocated to Sentinel Properties’ net tangible and intangible assets based on their relative fair values at the date of the completion of the Transaction. Below is a preliminary estimate of the allocation of purchase price for Sentinel Properties and the adjustments to Sentinel Properties’ book values to reflect the allocation of that purchase price to acquired identifiable assets and assumed liabilities.

Preliminary purchase consideration		$490.0
Working capital adjustment		3.4
Other purchase price adjustments		2.0
Adjusted preliminary purchase consideration		$495.4
Historical book value of net assets acquired
Book value of Sentinel Properties’ historical net assets acquired as of December 31, 2016	$76.3
Payoff of Sentinel Properties Long-term debt, net	212.9
Settlement of “Accounts payable and accrued expenses” of $0.3 million and “Other assets” of $3.4 million by sellers prior to acquisition	(3.1)

Excess purchase price over book value of net assets acquired		$209.3
Adjustment of Sentinel Properties assets and liabilities basis after relative fair value allocation
Land	$7.7
Building and improvements	57.6
Equipment	10.3
Construction in progress	45.8
Remove accumulated depreciation	34.9
Intangible assets acquired	78.1
Other assets (removal of deferred rent receivable and deferred leasing costs)	(25.1)
Preliminary purchase price allocation adjustments		$209.3

Upon completion of the fair value assessment, the final purchase price allocation may differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and the residual amounts will be allocated as an increase or decrease to intangibles.
Investment in real estate acquired consists of building and improvements with an allocated purchase price of $196.6 million, equipment with an allocated purchase price of $151.3 million and construction in process with an allocated purchase price of $47.6 million. Investment in real estate is expected to be amortized on a straight-line basis over estimated useful lives of 3–25 years.
The fair values of the components of investment in real estate for purposes of the purchase price allocation have been valued using a combination of the income approach, the market approach and the cost approach, which is based on current replacement and/or reproduction cost of the asset as new, less depreciation attributable to physical, functional and economic factors.
The cost allocated to intangible assets acquired of $78.1 million consist of above/below market lease with an allocated cost of $2.3 million and in place lease intangibles with an allocated cost of $75.8 million. The above/below market lease and in place lease intangibles are expected to be amortized on a straight-line basis over an estimated useful life of 9 years.
The fair value of intangible assets for purposes of allocating the cost of the acquisition is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the valuations of above/below market leases are the estimated market rents and appropriate discount rate that appropriately reflects the risk inherent in each future cash flow stream. Some of the more significant assumptions inherent in the development of the valuations of in-place lease intangibles include the estimated costs necessary to lease a tenant site, the forgone rent that would be lost if a currently leased location were vacant, the amount of time it would take to lease a vacant site, and an appropriate discount rate that appropriately reflects the risk inherent in each future cash flow stream.

(c)	Adjustment reflects additional borrowing on the Company’s existing credit facility of $281.5 million.

(d)	Adjustment reflects proceeds received from settlement of the Company’s forward equity sale of $210.8 million.

(e)	Adjustment eliminates Sentinel Properties accumulated earnings of $76.3 million.

5.	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The Unaudited Pro Forma Condensed Combined Statement of Operations reflects the effect of the following pro forma adjustments:

(a)
Certain Sentinel Properties contracts have rents that have fixed minimum increases each year; revenue under those contracts is recognized on a straight-line basis over the contract period. Upon application of asset acquisition accounting assuming the Transactions occurred on January 1, 2016, the amount of revenue recognized on a straight-line basis under these contracts would have been higher by $2.2 million for the year ended December 31, 2016.

(b)	Adjustment reflects a decrease to revenue of $0.3 million for the year ended December 31, 2016 as a result of the amortization of the above/below market leases.

(c)
Adjustment reflects an increase to depreciation and amortization expense for the year ended December 31, 2016 of i) $14.9 million related to the step up in basis in investment in real estate and other fixed assets and ii) $8.4 million related to increased amortization expense for in-place lease intangible assets recognized upon the application of asset acquisition accounting and iii) a reduction to depreciation and amortization expense of $0.4 million related to the write-off of deferred leasing costs upon the application of asset acquisition accounting.

(d)
Adjustment reflects the removal of direct, incremental transaction costs of $0.2 million, which were incurred during the year ended December 31, 2016. These costs are removed from the pro forma statement of operations as a non-recurring charge directly related to the transaction that is already reflected in the historical financial statements of Sentinel Properties; CyrusOne had not incurred any transaction costs related to the Transactions prior to December 31, 2016.

(e)
Adjustment reflects that, to consummate the Transaction, CyrusOne LP borrowed $281.5 million under its credit facility, which bears interest at LIBOR plus 1.55% (estimated to be 2.31%). This adjustment reflects the increase in interest expense associated with this additional debt of $4.9 million, for the year ended December 31, 2016. A hypothetical 0.125% increase or decrease in the expected weighted average interest rate under the senior unsecured credit facility would increase or decrease interest expense associated with the Transactions by $0.2 million for a six month period.

(f)	Adjustment reflects the removal of interest expense of $6.4 million for the year ended December 31, 2016 related to Sentinel Properties debt that was paid off in connection with the Transactions.